Exhibit 10.3

EMPLOYMENT ARRANGEMENT – DONALD SCANLAN

Donald Scanlan is Senior Vice President, Product Development, Marketing and Post Market Clinical Studies of Orthovita, Inc. (the “Company”). Mr. Scanlan has an “at will” employment arrangement with the Company which includes the following:

1.	Annual Base Salary of $207,900, subject to review and adjustment by the Board of Directors of the Company based on recommendations by the Compensation Committee of the Board;

2.	Eligibility for annual discretionary performance bonus awards based on Company and individual objectives and milestones established by the Board of Directors of the Company each year. Under the annual discretionary performance bonus program, Mr. Scanlan is eligible to receive an annual target bonus of 30% of his base salary if the Company achieves 100% of its annual performance objectives;

3.	Eligibility for a one-time bonus based on 2006 VITAGEL sales.

4.	Eligibility for awards under the Company’s long-term incentive compensation plan, as determined by the Board of Directors based on recommendations of the Compensation Committee of the Board. These awards are based on the Company’s achievement of annual performance objectives as well as the Compensation Committee’s subjective view of the executive’s performance;

5.	Eligibility to participate in the Company’s 401(k) plan;

6.	Eligibility for medical and disability insurance and other forms of health, life and other insurance and/or benefits provided by the Company to its employees;

7.	Eligibility for a $1,000,000 supplemental life insurance policy;

8.	An automobile allowance of $600 per month;

9.	Vacation, paid sick leave and all other employee benefits provided by the Company to its executive officers; and

10.	The Company has entered into change of control agreements with certain of its executive officers and other vice presidents, including Mr. Scanlan. The severance benefits provided under the change of control agreement are described in the Company’s annual meeting proxy statement filed on May 1, 2006 with the Securities and Exchange Commission.